EXHIBIT 4(a)

LOAN AGREEMENT

Dated as of January 1, 2005

between the

ILLINOIS FINANCE AUTHORITY

and

THE PEOPLES GAS LIGHT AND COKE COMPANY

_____________________________

Gas Supply Refunding Revenue Bonds, Series 2005A
(The Peoples Gas Light and Coke Company Project)

_____________________________

_______________________________________________________________________________________

The amounts payable to the Issuer and certain other rights of the Issuer under this Agreement (except for amounts payable to, and certain rights of, the Issuer under Sections 5.3, 5.4, 5.8 and 6.4 hereof and any rights of the Issuer to enforce the provisions hereof to receive notices, certificates, requests, requisitions, directions and other communications hereunder) have been pledged and assigned to The Bank of New York Trust Company, N.A., as Trustee under the Indenture of Trust dated as of January 1, 2005, from the Issuer. For the purpose of perfecting the security interest of the Trustee in such amounts payable and such rights assigned to the Trustee under the Illinois Uniform Commercial Code - Secured Transactions, the counterpart of this Agreement actually delivered to the Trustee shall be deemed the original of this Agreement.

_______________________________________________________________________________________

LOAN AGREEMENT

_____________________________

TABLE OF CONTENTS

(THIS TABLE OF CONTENTS IS NOT A PART OF THIS AGREEMENT
AND IS ONLY FOR CONVENIENCE OF REFERENCE)

This Loan Agreement dated as of January 1, 2005, between the Illinois Finance Authority, a political subdivision and a body corporate and politic duly organized and validly existing under the laws of the State of Illinois (hereinafter sometimes referred to as the "Issuer") and The Peoples Gas Light and Coke Company, a corporation organized and existing under the laws of the State of Illinois (hereinafter sometimes referred to as the "Company"),

W i t n e s s e t h:

Whereas, pursuant to and in accordance with the provisions of the Illinois Finance Authority Act, 20 Illinois Compiled Statutes 3501/801-1 et seq., as amended from time to time, the Issuer has the authority to issue its revenue bonds for the purpose of financing "industrial projects" and to issue its revenue bonds for the purpose of refunding any such revenue bonds; and

Whereas, the City of Chicago (the "City") has heretofore issued its City of Chicago, Illinois, Gas Supply Refunding Revenue Bonds, 1995 Series A (The Peoples Gas Light and Coke Company Project), currently outstanding in the aggregate principal amount of $50,000,000 (the "Prior Bonds") for the purpose of refunding $50,000,000 aggregate principal amount of the City's Fixed-Rate Gas Supply Revenue Bonds, 1985 Series D (The Peoples Gas Light and Coke Company Project), which were issued for the purpose of defraying a portion of the cost of certain gas supply facilities, designed as "facilities for the local furnishing of electric energy or gas" within the meaning of Section 103(b)(4)(E) of the Internal Revenue Code of 1954, as amended (the "Project"); and

Whereas, pursuant to and in accordance with the provisions of the Act, the Issuer has determined that it is desirable to issue its Gas Supply Refunding Revenue Bonds, Series 2005A (The Peoples Gas Light and Coke Company Project) (the "Bonds") in the aggregate principal amount of $50,000,000 and to loan the proceeds to the Company to refund the Prior Bonds;

Whereas, pursuant to this Agreement, the Company will execute and deliver to the Trustee a series of First Mortgage Bonds (hereinafter defined) and will arrange for the issuance by Ambac Assurance Corporation of its financial guaranty insurance policy to secure certain payments with respect to the Bonds; and

Whereas, pursuant to the Indenture, as security for the Bonds, the Issuer will assign to the Trustee all of the Issuer's right, title and interest in, under and to the First Mortgage Bonds and this Agreement (except the Issuer's rights to consent to supplements and amendments to this Agreement and to be indemnified, reimbursed and held harmless which rights are herein collectively referred to as the "Unassigned Rights"); and

Now, Therefore, in consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows:

Article I

Definitions

The following terms shall have the meanings specified in this Article unless the context requires otherwise. The singular shall include the plural and the masculine shall include the feminine.

"Agreement" means this Loan Agreement, as from time to time supplemented and amended.

"Auction Agent" means the Auction Agent appointed from time to time in accordance with Section 3.01(a) of Exhibit A to the Indenture.

"Authorized Company Representative" means any person at the time designated to act on behalf of the Company by a written certificate furnished to the Issuer, the Credit Facility Provider, the Remarketing Agent, the Auction Agent, the Broker-Dealer and the Trustee containing the specimen signature of such person and signed on behalf of the Company by any officer of the Company. Such certificate may designate an alternate or alternates.

"Authorized Issuer Representative" means the Executive Director or any person at the time designated to act on behalf of the Issuer by a written certificate furnished to the Company, the Credit Facility Provider, the Remarketing Agent, the Auction Agent, the Broker-Dealer and the Trustee containing the specimen signature of such person and signed on behalf of the Issuer by the Executive Director. Such certificate shall designate an alternate or alternates.

"Bondholder" or "Owner" or "Owner of Bonds" or "Registered Owner" or "holder" means the Person or Persons in whose name or names a Bond shall be registered on the books of the Issuer maintained by the Trustee in accordance with the terms of the Indenture.

"Bond Counsel" means an attorney at law or a firm of attorneys (who is of nationally recognized standing in matters pertaining to the tax-exempt nature of interest on bonds issued by states and their political subdivisions) duly admitted to the practice of law before the highest court of any state of the United States of America.

"Bond Fund" means the Bond Fund created by Section 602 of the Indenture.

"Bonds" means the $50,000,000 aggregate principal amount of Gas Supply Refunding Revenue Bonds, Series 2005A (The Peoples Gas Light and Coke Company Project) identified in Section 201 of the Indenture.

"Business Day" means any day other than a Saturday or a Sunday or a legal holiday or a day on which banking institutions in Chicago, Illinois, in New York, New York, or in the city where the Principal Office of the Trustee is located are required or authorized to close, or other than a day on which the New York Stock Exchange is closed.

"Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

"Company" means The Peoples Gas Light and Coke Company, the party of the second part hereto, and any surviving, resulting or transferee corporation as permitted under Section 5.1 hereof.

"Continuing Disclosure Undertaking" means the Continuing Disclosure Undertaking dated as of January 1, 2005, between the Company and the Trustee.

"Counsel" means an attorney at law or a firm of attorneys (who may be an employee of or counsel to the Issuer, the Company or the Trustee) duly admitted to the practice of law before the highest court of any state of the United States of America.

"Date of Issue" means the date on which the Bonds are paid for by, and delivered to, the Underwriters.

"Financing Statement" shall mean a financing statement or continuation statement filed pursuant to the provisions of the Uniform Commercial Code of the State of Illinois or such other jurisdiction the laws of which are applicable.

"First Mortgage Bonds" means the First and Refunding Mortgage Multi-Modal Bonds, Series RR, issued pursuant to the First Mortgage Supplemental Indenture concurrently with the issuance and delivery by the Issuer of the Bonds.

"First Mortgage Indenture" means the Mortgage, dated January 2, 1926, from Chicago By-Product Coke Company to U.S. Bank National Association (formerly known as U.S. Bank Trust National Association) (as successor to Illinois Merchants Trust Company), as trustee, which Mortgage was assumed by the Company by Indenture dated March 1, 1928, as supplemented, modified or amended from time to time or at any time by supplemental indentures, including the First Mortgage Supplemental Indenture.

"First Mortgage Supplemental Indenture" means the Supplemental Indenture of even date herewith to the First Mortgage Indenture pursuant to which the First Mortgage Bonds are issued.

"First Mortgage Trustee" means the trustee acting as such under the First Mortgage Indenture.

The words "hereof," "herein," "hereunder" and other words of similar import refer to this Agreement as a whole.

"Indenture" means the Indenture of Trust of even date herewith, by and between the Issuer and the Trustee, including any indenture supplemental thereto or amendatory thereof.

"Issuer" means the Illinois Finance Authority, the party of the first part hereto, and any successor body to the duties or functions of the Issuer.

"Moody's" means Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Issuer, with the approval of the Company, by notice to the Company and the Trustee.

"Person" means natural persons, firms, partnerships, associations, corporations, trusts and public bodies.

"Prior Agreement" means the Loan Agreement dated as of June 1, 1995, between the Issuer and the Company, relating to the Prior Bonds.

"Prior Bond Fund" means the fund established pursuant to Section 602 of the Prior Indenture.

"Prior Bonds" means the City of Chicago, Illinois, Gas Supply Refunding Revenue Bonds, 1995 Series A (The Peoples Gas Light and Coke Company Project), currently outstanding in the aggregate principal amount of $50,000,000.

"Prior Indenture" means the Indenture of Trust dated as of June 1, 1995, between the City and the Prior Trustee, pursuant to which the Prior Bonds were issued.

"Prior Trustee" means Bank One Trust Company, National Association (as successor to The First National Bank of Chicago), as trustee under the Prior Indenture.

"Project" means the "Project" as defined in the Prior Agreement.

"Project Certificate" means the Company's Project and Refunding Certificate, delivered concurrently with the issuance of the Bonds, with respect to certain facts which are within the knowledge of the Company, to enable Chapman and Cutler LLP, as Bond Counsel, to determine that interest on the Bonds is not includable in the gross income of the Owners of the Bonds for Federal income tax purposes.

"Rebate Fund" means the Rebate Fund, if any, created and established pursuant to the Tax Agreement.

"Remarketing Agent" means the remarketing agent appointed in accordance with Section 408 of the Indenture and any permitted agent or successor thereto.

"S&P" means Standard & Poor's Ratings Service, a Division of The McGraw-Hill Companies, Inc., its successors and their assigns, and if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "S&P" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Issuer, with the approval of the Company, by notice to the Trustee and the Company.

"Tax Agreement" means the Tax Exemption Certificate and Agreement by and among the Issuer, the Company and the Trustee dated the Date of Issue, as from time to time amended and supplemented.

"Trustee" means the trustee and/or the co-trustee at the time serving as such under the Indenture.

"Underwriters" means, collectively, LaSalle Capital Markets, a Division of ABN AMRO Financial Services, Inc., BNY Capital Markets, Inc. and Loop Capital Markets, LLC.

All other terms used herein which are defined in the Indenture shall have the same meanings assigned them in the Indenture unless the context otherwise requires.

Article II

Representations

Section 2.1. Representations by the Issuer. The Issuer makes the following representations as the basis for the undertakings on its part herein contained:

(a) The Issuer is a body politic and corporate validly created and existing under the Act, and is authorized to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder, and has been duly authorized to execute and deliver this Agreement.

(b) It is the Issuer's understanding based upon certain representations of the Company, that the issuance and sale of the Bonds and the loaning of the proceeds of the Bonds to the Company (which proceeds, along with certain other moneys, will be applied for the benefit of the Company) is to provide a portion of the moneys to refund the Prior Bonds.

(c) To provide funds to loan to the Company for the purposes described in clause (b) above, the Issuer has authorized its Bonds in aggregate principal amount of $50,000,000 to be issued upon the terms set forth in the Indenture, under the provisions of which the Issuer's interest in this Agreement and the payments of principal, premium, if any, interest and other revenues hereunder (except for amounts payable to, and certain rights of, the Issuer under Sections 5.3, 5.4, 5.8 and 6.4 hereof and any rights of the Issuer to enforce the provisions hereof to receive notices, certificates, requests, requisitions, directions and other communications hereunder) are pledged and assigned to the Trustee as security for the payment of the principal of, premium, if any, and interest on the Bonds. The Issuer covenants that it has not and will not pledge or assign its interest in this Agreement, or the revenue and receipts derived pursuant to this Agreement (except that amounts payable to, and certain rights of, the Issuer under Sections 5.3, 5.4, 5.8 and 6.4 hereof and any rights of the Issuer to enforce the provisions hereof to receive notices, certificates, requests, requisitions, directions and other communications hereunder may be assigned to a successor governmental body or political subdivision) other than to the Trustee under the Indenture to secure the Bonds.

(d) To the best of its knowledge, no member of the Issuer or officer, agent or employee thereof is, in his or her own name or in the name of a nominee, an officer, director or holder of an ownership interest of more than 7 1/2% in any person, association, trust, corporation, partnership or other entity which is, in its own name or in the name of a nominee, a party to any contract or agreement upon which the member or officer, agent or employee may be called upon to act or vote in connection with the Project.

(e) To the best of its knowledge, no member of the Issuer or officer, agent or employee thereof is, in his or her own name or in the name of a nominee, a holder of any direct or indirect interest (other than a prohibited interest described in paragraph (d) above) in any contract or agreement upon which the member or officer, agent or employee may be called upon to act or vote in connection with the Project, except for direct or indirect interests (other than prohibited interests), (i) which such member, officer, agent or employee has disclosed to the Secretary of the Issuer prior to the taking of final action by the Issuer with respect to such contract or agreement in the manner required by Section 845-45(b) of the Act, which disclosure has been publicly acknowledged by the Issuer and entered upon the minutes of the Issuer, and (ii) as to which the member, officer, agent or employee has refrained from taking the actions described in said Section 845-45(b).

(f) Neither the Issuer's execution of this Agreement, its consummation of the transaction contemplated on its part thereby, nor the Issuer's fulfillment or compliance with the terms and conditions thereof conflicts with or results in a breach of the terms, conditions and provisions of any material restriction, agreement or instrument to which the Issuer is a party, or by which it or any of its property is bound, or constitutes a default under any of the foregoing.

Section 2.2. Representations by the Company. The Company makes the following representations as the basis for the undertakings on its part herein contained:

(a) The Company (1) is a corporation duly incorporated, presently existing and in good standing under the laws of the State of Illinois, (2) is duly qualified to transact business and is in good standing in every state where its ownership of property or the conduct of business requires that it be so qualified, (3) is not in violation of any provision of its Articles of Incorporation or its By-laws, (4) has full corporate power to own its properties and conduct its business, (5) has full legal right, power and authority to enter into this Agreement, the Tax Agreement, the Remarketing Agreement and the First Mortgage Supplemental Indenture and to issue the First Mortgage Bonds and consummate all transactions contemplated by this Agreement, the Tax Agreement, the Remarketing Agreement and the First Mortgage Supplemental Indenture and (6) by proper corporate action has duly authorized the execution and delivery of this Agreement, the Tax Agreement, the Remarketing Agreement, the First Mortgage Supplemental Indenture and the First Mortgage Bonds.

(b) Neither the execution and delivery by the Company of this Agreement, the Tax Agreement, the Remarketing Agreement, the First Mortgage Supplemental Indenture or the First Mortgage Bonds nor the consummation by the Company of the transactions contemplated by this Agreement conflicts with or will result in a breach of or default under the Articles of Incorporation or By-laws of the Company or the terms, conditions or provisions of any corporate restriction or any statute, order, rule, regulation, material agreement or material instrument to which the Company is a party or by which it is bound and, other than such as have previously been obtained and are in full force and effect, no approval or other action by any governmental authority or agency is required in connection with the execution, delivery and performance thereof.

(c) This Agreement, the Tax Agreement, the Remarketing Agreement, the First Mortgage Supplemental Indenture and the First Mortgage Bonds have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general principles of equity.

(d) There is no litigation or proceeding pending, or to the knowledge of the Company after due inquiry threatened, against the Company, or affecting it, which could adversely affect the validity of this Agreement, the Tax Agreement, the Remarketing Agreement, the First Mortgage Supplemental Indenture or the First Mortgage Bonds or, except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004, and subsequent filings with the Securities and Exchange Commission under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, the ability of the Company to comply with its obligations under this Agreement, the Tax Agreement, the Remarketing Agreement, the First Mortgage Supplemental Indenture or the First Mortgage Bonds.

(e) The Company has obtained all necessary regulatory approval and authorization to issue the Bonds and execute and deliver this Agreement, the Tax Agreement, the Remarketing Agreement, the First Mortgage Supplemental Indenture and the First Mortgage Bonds, and no further or additional approval, authorization or consent of any governmental or public agency or authority is required in connection with the execution and delivery of this Agreement, the Tax Agreement, the Remarketing Agreement, the First Mortgage Supplemental Indenture, the Continuing Disclosure Undertaking or the First Mortgage Bonds.

(f) The information furnished by the Company and used by the Issuer in preparing the Form 8038, Information Return for Private Activity Bond Issues, which has been filed by or on behalf of the Issuer with the Internal Revenue Service Center in Philadelphia, Pennsylvania, pursuant to Section 149(e) of the Code, in connection with the issuance of the Bonds, was true and complete as of the date of filing of said Form 8038.

(g) The statements, information and descriptions contained in the Project Certificate are true, correct and complete in all material respects, and the estimates and the assumptions contained in the Project Certificate are reasonable and based on the best information available to the Company.

(h) No "event of default" (as defined in the Prior Agreement) has occurred and is continuing under the Prior Agreement or the Prior Indenture, and no event has occurred and is continuing which, with the lapse of time or the giving of notice, or both, would become an "event of default" thereunder.

(i) To the best of the Company's knowledge, the Project contributed to increased employment opportunities within the boundaries of the City of Chicago, or otherwise served the public purposes set forth in the Act as of the date hereof.

(j) The Project is an "industrial project," within the meaning of the Act as of the date hereof, and constitutes "facilities for the local furnishing of electric energy or gas" within the meaning of Section 142(a)(8) of the Code, and has been and will continue to be operated as an "industrial project" from the date placed in service to the date of the termination of this Agreement. No changes will be made in the Project or in the operation of it which will affect the qualification of the Project as an "industrial project" under the Act as of the date hereof, or as "facilities for the local furnishing of electric energy or gas" under Section 142(a)(8) of the Code or impair the excludability of interest on any of the Bonds from gross income of the owners thereof for federal income tax purposes.

(k) To the best of the Company's knowledge compliance by the Company with the provisions of Article IV of this Agreement will not involve, to the extent applicable, any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974, as amended (herein sometimes referred to as "ERISA"), or Section 4975 of the Code.

(l) The Company has any and all necessary licenses and permits to occupy and operate their existing facilities and has obtained, will obtain or will cause to be obtained all necessary licenses and permits to acquire, occupy and operate the Project, as they become required.

(m) The Company has obtained a Commitment Letter from the Credit Provider dated January __, 2005, pursuant to which the Credit Provider has committed to issue the initial Credit Facility on June 1, 2005, subject to terms and provisions set forth in such Commitment Letter, which, by its terms, will expire on June 1, 2016, unless sooner terminated or extended as provided for therein.

Article III

Issuance of the Bonds

Section 3.1. Agreement to Issue Bonds; Application of Bond Proceeds. In order to provide funds to lend to the Company to refund a like principal amount of the Prior Bonds as provided in Section 4.1 hereof, the Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the Underwriters its Bonds in the aggregate principal amount of $50,000,000, bearing interest and maturing as set forth in the Indenture. The Issuer will thereupon deposit the proceeds received from the sale of the Bonds as follows: (1) in the Bond Fund, a sum equal to the accrued interest, if any, paid by the Underwriters; and (2) the balance of the proceeds from the sale of the Bonds with the Trustee for transfer to the Prior Trustee for deposit in the Prior Bond Fund in the manner provided in the Indenture to be used to pay to the owners thereof the principal of the Prior Bonds upon redemption thereof.

Section 3.2. Deposit of Additional Funds by Company; Redemption of Prior Bonds. The Company covenants that such additional amounts as may be required to redeem the Prior Bonds will be deposited with the Prior Trustee pursuant to the Prior Indenture for such purpose. Income derived from the investment of the proceeds of the Bonds deposited in the Prior Bond Fund will be used to the extent necessary to satisfy the obligations of the Company specified in the immediately preceding sentence. The Company covenants that it will cause all of the outstanding Prior Bonds to be redeemed within ninety (90) days after the Date of Issue.

Section 3.3. Investment of Moneys in the Bond Fund. Except as otherwise herein provided, any moneys held as a part of the Bond Fund shall be invested or reinvested by the Trustee at the written direction, or the oral direction promptly confirmed in writing, of an Authorized Company Representative as to specific investments, to the extent permitted by law, in Permitted Investments. The Trustee may conclusively rely upon such direction as to both the suitability and legality of the directed investment.

In the event that no investment direction is received by the Trustee, such moneys shall be invested in Permitted Investments described in subparagraph (b) of the definition thereof.

The investments so purchased shall be held by the Trustee and shall be deemed at all times a part of the Bond Fund and the interest accruing thereon and any profit realized therefrom shall be credited to such fund, subject to the provisions of the Tax Agreement. The Company agrees that to the extent any moneys in the Bond Fund represent moneys held for the payment of the principal of Bonds which have become due at maturity or on a redemption date and the premium, if any, on such Bonds or interest due on Bonds in all cases where Bonds have not been presented for payment and paid or such interest is unclaimed, such moneys shall not be invested.

Any such securities may be purchased at the offering or market price thereof at the time of such purchase. Such investments shall mature in such amounts and at such times, or shall be readily marketable prior to their maturities, as the Company may direct.

The Trustee may make any and all such investments through its own investment department or that of any of its affiliates. The Trustee shall send statements to the Company on a monthly basis which reflect activity for each account hereunder for the preceding month. Although the Company recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Company hereby agrees that confirmations of investments are not required to be issued by the Trustee for each month in which a monthly statement is rendered. No statement need be rendered pursuant to the provisions hereof if no activity occurred in the account for such month.

Section 3.4. Company Representative. Prior to the initial sale of the Bonds, the Company shall appoint a Company Representative for the purpose of acting on behalf of the Company and taking all actions and making all certificates required to be taken and made by a Company Representative under the provisions of this Agreement and the Indenture, and shall appoint alternative Company Representatives to take any such action or make any such certificate if the same is not taken or made by the Company Representative. In the event any of such persons, or any successor appointed pursuant to the provisions of this Section, should resign or become unavailable or unable to take any action or make any certificate provided for in this Agreement or the Indenture, another Company Representative or alternative Company Representative shall thereupon be appointed by the Company. If the Company fails to make such designation within ten (10) days following the date when the then incumbent resigns or becomes unavailable or unable to take any of such actions, the Treasurer of the Company shall serve as the Company Representative.

Whenever under the provisions of this Agreement or the Indenture the approval of the Company is required or the Issuer is required to take some action at the request of the Company, such approval or such request shall be made by the Company Representative or alternate Company Representative unless otherwise specified in this Agreement or the Indenture, and the Issuer or the Trustee shall be authorized to act on any such approval or request.

Section 3.5. Operation of the Project. So long as the Company operates the Project, it will operate the Project as an "industrial project" within the meaning of the Act as of the date hereof, and as "facilities for the local furnishing of electric energy or gas" as contemplated by Section 142(a)(8) of the Code, as such respective terms are defined as of the date of this Agreement.

Article IV

Loan and Provisions for Payment

Section 4.1. Issuance of Bonds; Loan to Company. In order to provide for the refunding of the outstanding principal amount of the Prior Bonds, the Issuer will issue, sell and deliver the Bonds to the Underwriters and deposit the proceeds of the Bonds with the Trustee as provided in Section 3.1 hereof. Such deposit shall constitute a loan to the Company under this Agreement. The Issuer authorizes the Trustee to disburse the proceeds of the Bonds as provided in

Section 3.1 hereof and to make disbursements out of such funds as in said Section 3.1 provided. The Company hereby approves the Indenture and the issuance by the Issuer of the Bonds.

Section 4.2. Repayment of Loan The Company will repay the loan made to it under Section 4.1 as follows: before 11:00 a.m. (local time at the principal corporate trust office of the Trustee) on each day on which any payment of principal of, premium, if any, or interest on the Bonds shall become due (whether at maturity, or upon redemption or acceleration or otherwise), the Company will pay, in immediately available funds, an amount which, together with other moneys held by the Trustee under the Indenture and available therefor, will enable the Trustee to make such payment of debt service on the Bonds in full in a timely manner. The First Mortgage Bonds shall be registered in the name of the Trustee. It is intended that payments made with respect to the First Mortgage Bonds shall be made at such time and in such amounts as shall be sufficient to enable the Trustee to make timely payment of principal of, premium, if any, and interest on the Bonds. If such day on which any payment shall become due is not a Business Day, then the payment required by this Section shall be made on or before the succeeding Business Day. If the Company defaults in any payment required by this Section 4.2, the Company will pay interest (to the extent allowed by law) on such amount until paid at the rate provided for in the Bonds. In order to effect the repayment of the loan with payments made on the First Mortgage Bonds, the Company will cause payments of principal, premium (if any) and interest to be made directly to the Trustee without surrender or presentation of such First Mortgage Bonds to the First Mortgage Trustee under the First Mortgage Supplemental Indenture. Such payments shall be made by bank wire transfer of federal or other immediately available funds to the following address or in such other manner or to such other accounts as the Trustee may from time to time direct in writing:

The Bank of New York Trust Company, N.A.
___________________________________
____________________________________
F/B/O: Peoples Gas Light and Coke Company
Attention: __________________________

Payments, and amounts which are deemed to be payments as hereinafter provided, of principal of, premium, if any, and interest on the First Mortgage Bonds by the Company to the Trustee, as assignee of the Issuer, shall constitute payments of such amounts on the loan under this Section 4.2. Principal of, premium, if any, and interest on the Bonds shall be payable from payments made by the Company to the Trustee of principal of, premium, if any, and interest on the First Mortgage Bonds delivered hereunder.

In furtherance of the foregoing, so long as any Bonds are outstanding the Company will pay all amounts required to prevent any deficiency or default in any payment of the Bonds, including any deficiency caused by an act or failure to act by the Trustee, the Company, the Issuer or any other person.

All amounts payable under this Section 4.2 by the Company are assigned by the Issuer to the Trustee pursuant to the Indenture for the benefit of the Bondholders. The Company consents to such assignment.

All First Mortgage Bonds shall equally and ratably secure all outstanding Bonds.

Section 4.3. Satisfaction of Repayment of Loan and Other Amounts Payable To evidence its obligation to make the loan payments specified in Section 4.2 hereof, and concurrently with the issuance of the Bonds, the Company will deliver its First Mortgage Bonds to the Issuer and the Issuer hereby acknowledges receipt of the First Mortgage Bonds and directs the Company to deliver the First Mortgage Bonds to the Trustee. Each such First Mortgage Bond issued with respect to the Bonds will be in substantially the form set forth in the First Mortgage Supplemental Indenture, and the First Mortgage Bonds will be in substantially the same form with necessary and appropriate variations, omissions and insertions as permitted and required by this Agreement and the First Mortgage Supplemental Indenture, and the First Mortgage Bonds will (i) be initially issued in a principal amount equal to the aggregate principal amount of the Bonds, (ii) provide for payments of interest on the unpaid balance thereof equal to the payments of interest on the Bonds, (iii) contain provisions in respect of the payment of principal, whether at maturity, by redemption or acceleration, corresponding to the payment provisions of the Bonds, (iv) require all payments of principal of or interest on the First Mortgage Bonds to be made on or prior to the due date for the corresponding payment to be made on the Bonds and in the same coin or currency, and (v) otherwise comply with this Section 4.3 and Sections 4.2, 4.7 and 4.8 hereof.

Whenever payment or provision therefor has been made to the Trustee in respect of the principal of or interest on all or any portion of the Bonds in accordance with the Indenture (whether at maturity or upon redemption or acceleration), the First Mortgage Bonds shall be deemed paid to the extent such payment or provision therefor has been made and is considered to be a payment of principal of or interest on the Bonds. If the Bonds are thereby deemed paid in full, the corresponding First Mortgage Bonds shall be cancelled and returned to the Company. Subject to the foregoing or unless the Company is entitled to a credit under this Agreement or the Indenture, all payments shall be in the full amount required under the First Mortgage Bonds.

If for any reason amounts paid to the Trustee on the First Mortgage Bonds, together with other moneys held by the Trustee and available for that purpose, would not be sufficient to make the corresponding payments of principal of and interest on the Bonds corresponding to such First Mortgage Bonds when such payments become due, the Company will pay the amounts required from time to time to make up any such deficiency.

The Issuer, by the terms of the Indenture, shall require the Trustee to notify in writing the person or institution then serving as First Mortgage Trustee under the First Mortgage Indenture, of all payments or credits with respect to the First Mortgage Bonds.

Section 4.4. No Defense or Set-Off. The obligations of the Company to make the payments required under Section 4.2 hereof shall be absolute and unconditional without defense, recoupment or set-off by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer or for any other reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, condemnation, failure of title, or commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation to the Company, whether or not arising out of or connected with this Agreement, it being the intention of the parties that the payments required under Section 4.2 hereof will be paid in full when due without any delay or diminution whatsoever.

Section 4.5. Assignment of Issuer's Rights. As security for the payment of the Bonds, the Issuer will, concurrently with the issuance of the Bonds, pledge and assign to the Trustee the Issuer's rights under this Agreement (except the right to receive payments, if any, under Sections 5.3. 5.4, 5.8 and 6.4 hereof), including the right of the Issuer to receive the First Mortgage Bonds and the right to receive payments thereunder and hereby covenants and agrees with the Company to pledge, assign and deliver the First Mortgage Bonds issued pursuant to Section 4.3 hereof to the Trustee. The Issuer directs the Company, and the Company agrees to pay to the Trustee at its principal corporate trust office, all payments on the First Mortgage Bonds and other payments due and payable to the Trustee hereunder. The Company will make payments directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Trustee or the Issuer. The Issuer hereby agrees that the Trustee as assignee may enforce any and all rights and remedies hereunder and under the First Mortgage Bonds, but the Issuer retains the right to proceed in its own name against the Company for the enforcement or the specific performance of any obligation of the Company under Sections 5.3, 5.4, 5.8 and 6.4 of this Agreement.

The Issuer and the Company covenant and agree that the First Mortgage Bonds will at all times be (i) in fully registered (both principal and interest) form; (ii) registered in the name of the Trustee; (iii) non-transferable except as provided in the First Mortgage Indenture; and (iv) appropriately marked to indicate clearly the restrictions on the transfer thereof imposed by this Agreement.

Section 4.6. Prepayments. The Company may at any time prepay to the Trustee all or any part of the amounts payable under Section 4.2 hereof. A prepayment shall not relieve the Company of its obligations under this Agreement until all the Bonds have been paid or provision for the payment of all the Bonds has been made in accordance with the Indenture. Whenever the Bonds are redeemable in whole or in part, the Issuer will redeem the same upon the request of the Company and the Company covenants and agrees to pay an amount equal to the applicable redemption price of such Bonds as a payment due pursuant to this Section 4.7 and as prepayment of principal of, premium, if any, and interest due on the First Mortgage Bonds. Notwithstanding the foregoing, the Bonds may only be redeemed in accordance with the provisions set forth in the Indenture.

Section 4.7. Payments Assigned; Obligations of Company Unconditional. It is understood and agreed that all right, title and interest of the Issuer to this Agreement and the First Mortgage Bonds (except the right to receive payments, if any, under Sections 5.3, 5.4, 5.8 and 6.4 hereof) are assigned to the Trustee as security for the payment of the Bonds. The Company assents to such assignment, and hereby agrees that the obligations of the Company to make the payments required by Sections 4.2, 4.3 and 4.8 hereof and to perform its other agreements contained in this Agreement and under the First Mortgage Bonds shall be absolute and unconditional and the Company (a) will not suspend or discontinue any payments provided for in such Sections and (b) will not terminate this Agreement for any reason. The obligations of the

Company to make the payments required under Section 4.2 hereof and under the First Mortgage Bonds shall be absolute and unconditional, without defense, recoupment or set-off by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer or for any other reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction over damage to the Project, condemnation, failure of title or commercial frustration of purpose, or failure by the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation to the Company, whether or not arising out of or connected with this Agreement, it being the intention of the parties that the payments required by the First Mortgage Bonds will be paid in full when due without any delay or diminution whatsoever.

Section 4.8. Payment of Purchase Price. To the extent not otherwise provided for herein, the Company agrees to pay or cause to be paid amounts sufficient to pay the purchase price of any Bond at the time and in the manner payable pursuant to Article IV of the Indenture.

Article V

Special Covenants

Section 5.1. Maintenance of Existence. The Company agrees that during the term of this Agreement and so long as any Bond is outstanding, it will maintain its corporate existence, will continue to be a corporation in good standing under the laws of the State of Illinois, will not dissolve or otherwise dispose of all or substantially all of its assets (other than pursuant to a condemnation of its properties or the like over which it has no control) and will not consolidate with or merge into another legal entity or permit one or more other legal entities (other than one or more subsidiaries of the Company) to consolidate with or merge into it, or sell or otherwise transfer to another legal entity all or substantially all its assets as an entirety and dissolve, unless (a) in the case of any merger or consolidation, the Company is the surviving corporation or (b)(i) the surviving, resulting or transferee legal entity assumes in writing all the obligations of the Company under this Agreement, the First Mortgage Supplemental Indenture and the First Mortgage Bonds and, if such other entity is not organized under the laws of the State, the Company, as a condition of such consolidation, merger or transfer of assets, shall cause such other entity to qualify to do business as a foreign entity in the State and remain so qualified continuously during the term of this Agreement.

Section 5.2. Operation, Maintenance and Insurance. The Company agrees to maintain, to the extent permitted by applicable law and regulation, the Project, or cause the Project to be so maintained, during the term of this Agreement (i) in as reasonably safe condition as its operations permit, and (ii) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all reasonably necessary repairs thereto and renewals and replacements thereof. It is understood and agreed that the Issuer and the Trustee shall have no duties or responsibilities whatsoever with respect to the operation and maintenance of the Project, or the performance of the Project for its designated purposes. The Company agrees to maintain, or cause to be maintained, all necessary insurance with respect to the Project in accordance with commercially reasonable industry practices, which may include self-insurance. All costs of maintaining insurance with respect to the Project shall be paid by the Company, and neither the Issuer nor the Trustee shall have any obligation or liability in this regard.

Section 5.3. Trustee and Issuer Expenses. (a) The Company agrees to pay to the Trustee until the principal of, premium, if any, and interest on, all Outstanding Bonds shall have been fully paid:

(i) the reasonable fees, charges and expenses (including attorney's fees and expenses) of the Trustee for its ordinary services as and when the same become due;

(ii) the reasonable fees, charges and expenses (including attorney's fees and expenses) of the Trustee for its necessary extraordinary services, as and when the same become due; provided, however, any request for the payment of such fees, charges and expenses shall be in writing and shall include an explanation of the Trustee's need to perform such services under the Indenture; and

(iii) the cost of registering and transferring any Bonds under the provisions of the Indenture.

(b) Within thirty (30) days of receipt of an invoice therefor, the Company will pay all reasonable fees and expenses of the Issuer incurred in connection with this Agreement and the Indenture or arising out of the issuance of the Bonds. Prior to or contemporaneously with the issuance of the Bonds, the Company shall pay the reasonable fees of counsel to the Issuer.

Section 5.4. Indemnification. (a) The Company will pay, and will protect, indemnify and save the Issuer and Trustee and its respective past, present and future members, officers, directors, employees, agents, successor, assigns and any other person, if any, who "controls" the Issuer or Trustee, as the case may be, as that term is defined in Section 15 of the Securities Act of 1933, as amended (the Issuer, the Trustee and the other listed persons, collectively referred to as, the "Indemnified Persons") harmless from and against any and all liabilities, losses, damages, taxes penalties, costs and expenses (including attorneys' fees and expenses of the Issuer and Trustee), causes of action, suits, proceedings, claims, demands, tax reviews, investigations and judgments of whatsoever kind and nature (including, but not limited to, those arising or resulting from any injury to or death of any person or damage to property) arising from or in any manner directly or indirectly growing out of or connected with the following:

(1) the use, financing, non-use, condition or occupancy of the Project, any repairs, construction, alterations, renovation, relocation, remodeling and equipping thereof or thereto or the condition of any such Project including adjoining sidewalks, streets or alleys and any equipment or facilities at any time located on or connected with such Project or used in connection therewith but which are not the result of the gross negligence of the Issuer or Trustee;

(2) a violation of any agreement, warranty, covenant or condition of this Agreement or any other agreement executed in connection with this Agreement;

(3) a violation of any contract, agreement or restriction by the Company relating to its Project;

(4) a violation of any law, ordinance, rules, regulation or court order affecting the Project or the ownership, occupancy or use thereof or the Bonds or use of the proceeds thereof;

(5) any statement or information concerning the Company, any of its officers and members, its operations or financial condition generally or the Project, contained in any official statement or supplement or amendment thereto furnished to the Issuer or the purchaser of any Bonds, that is untrue or incorrect in any material respect, and any omission from such official statement or any statement or information which should be contained therein for the purpose for which the same is to be used or which is necessary to make the statements therein concerning the Company, any of its officers and members and the Project not misleading in any material respect, provided that such official statement or supplement or amendment has been approved by the Company and the Indemnified Persons did not have actual knowledge of the omission or misstatement; and

(6) with respect to the Issuer only, the acceptance or administration of the Indenture, including without limitation the enforcement of any remedies under the Indenture and related documents.

(b) In case any claim shall be made or any action shall be brought against one or more of the Indemnified Persons in respect of which indemnity can be sought against the Company pursuant to either of the preceding paragraphs (a), the Indemnified Party seeking indemnity shall promptly notify the Company, in writing, and the Company shall promptly assume the defense thereof, including the employment of counsel chosen by the Company and approved by the Issuer or Trustee, or both (provided, that such approval by the Issuer or Trustee shall not be unreasonably withheld or delayed), the payment of all expenses and the right to negotiate and consent to settlement. If any Indemnified Person is advised in a written opinion of counsel that there may be legal defenses available to such Indemnified Person which are adverse to or in conflict with those available to the Company or that the defense of such Indemnified Person should be handled by separate counsel, the Company shall not have the right to assume the defense of such Indemnified Person, but the Company shall be responsible for the reasonable fees and expenses of counsel retained by such Indemnified Person with the Company's approval (which shall not be unreasonably withheld or delayed) in assuming its own defense, and provided also that, if the Company shall have failed to assume the defense of such action or to retain counsel reasonably satisfactory to the Issuer or Trustee within a reasonable time after notice of the commencement of such action, the reasonable fees and expenses of counsel retained by the Indemnified Person shall be paid by the Company. Notwithstanding the foregoing, any one or more of the Indemnified Persons shall have the right to employ separate counsel with respect to any such claim or in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnified Person unless the employment of such counsel has been specifically authorized by the Company or unless the provisions of the immediately preceding sentence are applicable. The Company shall not be liable for any settlement of any such action affected without the consent of the Company, but if settled with the consent of the Company or if there be a final judgment for the plaintiff in any such action with or without consent, the Company agrees to indemnify and hold harmless the Indemnified Person from and against any loss, liability or expense by reason of such settlement or judgment.

(c) The Company shall also indemnify the Issuer, Trustee and such Indemnified Persons for all reasonable costs and expenses, including reasonable counsel fees, incurred in: (i) enforcing any obligation of the Company under this Agreement or any related agreement, (ii) taking any action requested by the Company, (iii) taking any action required by this Agreement or any related agreement, or (iv) taking any action considered necessary by the Issuer and which is authorized by this Agreement or any related agreement. If the Issuer is to take any action under this Agreement or any other instrument executed in connection herewith for the benefit of the Company, it will do so if and only if (i) the Issuer is a necessary party to any such action or proceeding, and (ii) the Issuer has received specific written direction from the Company, as required hereunder or under any other instrument executed in connection herewith, as to the action to be taken by the Issuer.

(d) All amounts payable to the Issuer under this Section 5.4 shall be deemed to be fees and expenses payable to the Issuer for the purposes of the provisions hereof and of the Indenture dealing with assignment of the Issuer's rights hereunder. The Issuer and its members, officers, agents, employees and their successors and assigns shall not be liable to the Company for any reason.

(e) Any provision of this Agreement or any other instrument or document executed and delivered in connection therewith to the contrary notwithstanding, the Issuer retains the right to (i) enforce any applicable Federal or State law or regulation or resolution of the Issuer, and (ii) enforce any rights accorded to the Issuer by Federal or State law or regulation of the Issuer, and nothing in this Agreement shall be construed as an express or implied waiver thereof.

(f) If the Issuer is to take any action under this Agreement or any other instrument executed in connection herewith for the benefit of the Company, it will do so if and only if (i) the Issuer is a necessary party to any such action or proceeding, (ii) the Issuer has received specific written direction from the Company, as required hereunder or under any other instrument executed in connection herewith, as to the action to be taken by the Issuer, and (iii) a written agreement of indemnification and payment of costs, liabilities and expenses satisfactory to the Issuer has been executed by the Company prior to the taking of any such action by the Issuer.

(g) The obligations of the Company and the Issuer under this Section 5.4 shall survive any assignment or termination of this Agreement.

(h) The Company hereby agrees to indemnify and hold harmless the Trustee from and against any and all costs, claims, liabilities, losses or damages whatsoever (including reasonable costs and fees of counsel, auditors or other experts), asserted or arising out of or in connection with the acceptance or administration of the trusts established pursuant to the Indenture, except costs, claims, liabilities, losses or damages resulting from the gross negligence or intentional actions of the Trustee. The indemnifications set forth herein shall survive the termination of the Indenture and/or the resignation or removal of the Trustee.

Section 5.5. Tax Exempt Status of the Bonds.  The Company acknowledges that it has executed, in connection with the issuance of the Bonds, the Project Certificate. The Company understands that the purpose of the Project Certificate is to set forth (i) representations of certain facts regarding the Project and the Company and (ii) covenants regarding the future conduct and activities of the Company, and that the information, representations and covenants set forth in the Project Certificate have been relied upon by Chapman and Cutler LLP, Bond Counsel for the Bonds, in determining that interest on the Bonds is excludable from gross income for federal income tax purposes. Accordingly, the Company covenants that all information and representations in the Project Certificate are accurate and reasonable to the best of the Company's knowledge and belief and that the Company will comply with all covenants in the Project Certificate as if such covenants were fully set forth herein.

Notwithstanding any other provision hereof, the Company covenants and agrees that it will not knowingly take or authorize or permit, to the extent such action is solely within the control of the Company, any action to be taken with respect to the Project, the proceeds of the Bonds (including investment earnings thereon) or any insurance, condemnation or other proceeds derived directly or indirectly in connection with the Project which will result in the loss of the exclusion of interest on the Bonds from federal gross income under Section 103 of the Code (except for any Bond during any period while such Bond is held by a person referred to in Section 147(a) of the Code); and the Company also will not knowingly omit to take any action in its power which, if omitted, would cause such result. The Company covenants for the benefit of the Bondholders to comply with all of the requirements of Section 507 of the Indenture. The preceding sentence shall control in case of conflict or ambiguity with any other provision of this Agreement.

The Company covenants and agrees to notify the Trustee, the Credit Facility Provider and the Issuer of the occurrence of any event of which the Company has notice and which event would require the Company to prepay the amounts due hereunder because of a redemption of the Bonds upon a determination of taxability.

The Company acknowledges that in the event of an examination by the Internal Revenue Service of the exclusion of interest on the Bonds from the gross income of the owners thereof for federal income tax purposes, the Issuer is likely to be treated as the "taxpayer" in such examination, and agrees that it will respond, and will direct the Issuer to respond, in a commercially reasonable manner to any inquiries from the Internal Revenue Service in connection with such an examination. The Issuer covenants that it will cooperate with the Company, at the Company's expense (including reasonable attorney's fees) and at its direction, in connection with any such examination.

Section 5.6. Covenants and Representations with Respect to Arbitrage. The Issuer, to the extent it has any control over proceeds of the Bonds and solely in reliance upon the Company, and the Company covenants and represents to each other and to and for the benefit of the owners of the Bonds and the Beneficial Owners that so long as any of the Bonds remain Outstanding, moneys on deposit in any fund in connection with the Bonds, whether such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be "arbitrage bonds" within the meaning of

Section 148 of the Code and any lawful regulations promulgated thereunder, as the same exist on this date or may from time to time hereafter be amended, supplemented or revised. The Issuer, to the extent it has any control over proceeds of Bonds and solely in reliance on the Company, and the Company covenant for the benefit of the owners of the Bonds and the Beneficial Owners to comply with all of the provisions of the Tax Agreement. The Company reserves the right, however, to make any investment of such moneys permitted by State law, if, when and to the extent that said Section 148 or regulations promulgated thereunder shall be repealed or relaxed or shall be held void by final judgment of a court of competent jurisdiction, but only upon receipt of an opinion of Bond Counsel with respect to such investment.

Section 5.7. Redemption of Bonds. If the Company is not in default in the payments under Section 4.2 hereof, the Issuer, upon reasonable assurance from the Company that the Company shall make sufficient funds available, at the request at any time of the Company and if the same are then callable, shall forthwith take all steps that may be necessary under the provisions of the Indenture to effect redemption of all or part of the then outstanding Bonds, as may be specified by the Company, on the redemption date specified by the Company and on which such redemption may be made under such applicable provisions.

Section 5.8. Taxes and Governmental Charges. The Company will promptly pay, as the same become due, all lawful taxes, assessments and governmental charges of any kind whatsoever including, without limitation, any tax equivalent required by the laws of the State of Illinois or income, profits, property and excise taxes levied or assessed by federal, state or any municipal government upon the Issuer with respect to the Project or any part thereof or any payments under this Agreement. The Issuer agrees to give the Company prompt notice of any such assessments or governmental charges.

The Company may, at its expense and in its own name and behalf or in the name and behalf of the Issuer, if it is a necessary party thereto, in good faith contest any such taxes, assessments and other charges and, in the event of any contest, permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom, provided that during such period enforcement of any such contested item shall be effectively stayed. The Issuer, at the expense of the Company, will cooperate fully with the Company in any such contest.

Section 5.9. Financial Reports. The Company agrees to have an annual audit made by its regular independent certified public accountants and, upon request, to furnish the Credit Facility Provider, the Issuer and the Trustee (within 60 days after receipt of such request by the Company but in no event earlier than 90 days after the end of the Company's fiscal year) with a balance sheet and statements of income, retained earnings and cash flows showing the financial condition of the Company and its consolidated subsidiaries, if any, at the close of each fiscal year and the results of operations of the Company and its consolidated subsidiaries, if any, for each fiscal year, accompanied by the opinion of such accountants. The Trustee will hold such reports solely for the purpose of making them available at its principal corporate trust office for examination by the Bondholders, and is not required to notify the Bondholders of the contents of any such report. The Trustee shall have no duty to review or analyze such financial statements and shall hold such financial statements solely as a repository for the benefit of the Bondholders;

the Trustee shall not be deemed to have notice of any information contained therein or of any event of default which may be disclosed therein in any manner.

The Company will permit the Credit Facility Provider to discuss the affairs, finances and accounts of the Company or any information the Credit Facility Provider may reasonably request regarding the security for the Bonds with appropriate officers of the foregoing. Upon receipt of reasonable prior written notice to an appropriate officer of the Company or the Trustee, as applicable, at their respective addresses as set forth in Section 7.6 hereof, the Trustee or the Company, as appropriate, will permit the Credit Facility Provider to make copies of all books and records relating to the Bonds at any reasonable time.

Section 5.10. Recordation and Other Instruments. In order to publish notice of and to fully perfect the security interest of the Trustee in the Trust Estate, the Company will cause such security agreements or financing statements, naming the Trustee as assignee and pledgee of the Trust Estate assigned and pledged under the Indenture, for the payment of the principal of, premium, if any, and interest on the Bonds, to be duly filed and recorded in the appropriate state and county offices as required by the provisions of the Uniform Commercial Code or other similar law as adopted in the State of Illinois, as from time to time amended. To continue the perfection of the security interest evidenced by such security agreements or financing statements, the Company shall file and record such necessary continuation statements or supplements thereto and other instruments from time to time as may be required pursuant to the provisions of said Uniform Commercial Code or other similar law to fully preserve and protect the security interest of the Trustee in the Trust Estate. The Company, at its own expense, shall file and refile such instruments which shall be necessary to preserve and perfect the lien of the Indenture upon the Trust Estate until the principal of, premium, if any, and interest on the Bonds issued under the Indenture shall have been paid or provision for their payment shall be made as provided in the Indenture. Except to the extent it is exempt therefrom, the Company will pay or cause to be paid all filing, registration and recording fees incident to each such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of such instruments of further assurance, and all Federal or State fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, the Indenture and such instruments of further assurance.

The Issuer and the Trustee shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the maintenance of any security interest intended to be perfected thereby. The Issuer and the Trustee will execute such instruments as may be necessary in connection with such filing or recording.

Section 5.11. Compliance with Laws. The Company shall, through the term of this Agreement and at no expense to the Issuer, promptly comply or cause compliance in all material respects with all applicable laws, ordinances, orders, rules, regulations and requirements of duly constituted public authorities which are applicable to the Project or to the repair and alteration thereof, or to the use or manner of use of the Project, including, but not limited to, the Americans with Disabilities Act, Illinois Accessibility Code, all Federal, State and local environmental, health and safety laws, rules, regulations and orders applicable to the Project, Federal Worker Adjustment and Retraining Notification Act and Illinois Prevailing Wage Act; provided, however, that for purposes of clarification, it is mutually acknowledged and agreed that (a) the Company is only required by this Section 5.11 to comply with such laws, ordinances, orders, rules, regulations and requirements if and only to the extent the same are applicable to the Project, or to the repair and alteration thereof or to the use or manner of use of the Project, and that this Agreement does not create any additional requirements (voluntary, contractual or otherwise) on the part of the Company to comply with the same, and (b) that by expressly listing or referring to any specific law in this Section 5.11 the Company is not acknowledging, agreeing or making any representation that any such law is applicable in whole or in part to the Project, or to the repair and alteration thereof or to the use or manner of use of the Project.

Section 5.12. Continuing Disclosure. The Company hereby covenants and agrees, whenever a Term Rate Period is in effect or if otherwise required by Rule 15c2-12, to comply with the continuing disclosure requirements for the Bonds as promulgated under Rule 15c2-12, as it may from time to time hereafter be amended or supplemented. Notwithstanding any other provision of this Agreement, failure by the Company to comply with the requirements of Rule 15c2-12 applicable to the Bonds, as it may from time to time hereafter be amended or supplemented, shall not be considered an Event of Default hereunder or under the Indenture; however, the Trustee may (and at the written request of the Remarketing Agent or the owners of not less than 25% in aggregate principal amount of the Bonds then outstanding and upon receipt of indemnity satisfactory to the Trustee, shall), or any Bondholder or "Beneficial Owner" of any Bonds or the Credit Facility Provider may take such actions as may be necessary and appropriate, including seeking mandate or specific performance by court order, to cause the Company to comply with its obligations pursuant to this Section 5.12. For purposes of this Section 5.12, "Beneficial Owner" means any person who has or shares the power, directly or indirectly, to make investment decisions concerning ownership of any Bonds (including persons holding Bonds through nominees, depositories or other intermediaries).

To the extent the Company provides notice to any party pursuant to this Section 5.12, the Company shall provide such notice to the Credit Facility Provider.

Section 5.13. No Recourse to Issuer. The obligations of the Issuer under the Indenture and the Bonds are special, limited obligations of the Issuer, payable solely out of the revenues and income derived under this Agreement and as otherwise provided under this Agreement and the Indenture. The Bonds shall not be deemed to constitute an indebtedness or an obligation of the Issuer, the State or any political subdivision thereof, within the purview of any constitutional limitation or statutory provision, or a charge against the general credit or taxing powers, if any, of any of them. The Issuer has no taxing power. Neither the Issuer nor any member, director, officer, employee or agent of the Issuer nor any person executing the Bonds shall be liable personally for the Bonds or be subject to any personal liability or accountability by reason of the issuance of the Bonds. No recourse shall be had for the payment of the principal of, premium, if any, and interest on any of the Bonds or for any claim based thereon or upon any obligation, covenant or agreement contained in the Indenture or this Agreement against any past, present or future member, officer, agent or employee of the Issuer, or any incorporator, member, officer, employee, director or trustee of any successor corporation, as such, either directly or through the Issuer or any successor corporation, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such incorporator, member, officer, employee, director, agent or trustee as such is hereby expressly waived and released as a condition of and consideration for the execution of the Indenture or this Agreement and the issuance of the Bonds.

Section 5.14. No Warranty by Issuer. THE COMPANY RECOGNIZES THAT THE ISSUER HAS NOT MADE AN INSPECTION OF THE PROJECT OR OF ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, AND THE ISSUER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR OTHERWISE, WITH RESPECT TO THE SAME OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR ANY PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, OR AS TO THE ISSUER'S OR THE COMPANY'S TITLE THERETO OR OWNERSHIP THEREOF OR OTHERWISE, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY THE COMPANY. IN THE EVENT OF ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER PATENT OR LATENT, THE ISSUER SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION 5.14 HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES OR REPRESENTATIONS BY THE ISSUER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OF THE STATE OF ILLINOIS OR ANOTHER LAW.

Section 5.15. Annual Certificate. The Company will furnish to the Issuer, the Credit Facility Provider and to the Trustee on or before January 31 of each year, a certificate of the Company signed by the Authorized Company Representative stating that the Company has made a review of its activities during the preceding calendar year for the purpose of determining whether or not the Company has complied with all of the terms, provisions and conditions of this Agreement and the Company has kept, observed, performed and fulfilled each and every covenant, provision and condition of this Agreement on its part to be performed and is not in default in the performance or observance of any of the terms, covenants, provisions or conditions hereof, or if the Company shall be in default such certificate shall specify all such defaults and the nature thereof.

Section 5.16. Indenture Provisions. The Indenture provisions concerning the Bonds and the other matters therein are an integral part of the terms and conditions of the loan made by the Issuer to the Company pursuant to this Agreement and the execution of this Agreement shall constitute conclusive evidence of approval of the Indenture by the Company to the extent it relates to the Company. Additionally, the Company agrees that, whenever the Indenture by its terms imposes a duty or obligation upon the Company, such duty or obligation shall be binding upon the Company to the same extent as if the Company were an express party to the Indenture, and the Company hereby agrees to carry out and perform all of its obligations under the Indenture as fully as if the Company were a party to the Indenture.

Section 5.17. Financial Statements and Other Information to the Credit Provider. (a) So long as the Credit Facility is in effect, the Company agrees, upon the request of the Credit Facility Provider, to furnish the Credit Facility Provider: (a) a copy of any financial statement, audit and/or annual report of the Company and (b) any additional information as the Credit Facility Provider may reasonably request.

(b) The Company will permit the Credit Facility Provider to discuss the affairs, finances and accounts of the Company or any information the Credit Facility Provider may reasonably request regarding the security for the Bonds with appropriate officers of the Company. The Company will at reasonable times permit the Credit Facility Provider to have access to and make copies of all books and records relating to the Bonds (at the expense of the Credit Facility Provider).

Article VI

Events of Default and Remedies

Section 6.1. Events of Default Defined. The following shall be "events of default" under this Agreement and the terms "event of default" or "default" shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a) Failure by the Company to pay when due amounts sufficient to pay interest on the First Mortgage Bonds and the continuation of such failure after the expiration of any grace period applicable to the First Mortgage Bonds under the First Mortgage Indenture.

(b) Failure by the Company to pay when due amounts sufficient to pay principal of the First Mortgage Bonds.

(c) Any material breach by the Company of any representation or warranty made in this Agreement or failure by the Company to observe or perform any covenant, condition or agreement on its part to be observed or performed (excluding the covenants, representations or warranties the breach of which results or would result in the mandatory redemption of the Bonds under the Indenture as a result of interest thereon becoming includable for federal income tax purposes in the gross income of any owner thereof), other than as referred to in subsection (a) or (b) of this Section, for a period of 60 days after written notice specifying such breach or failure and requesting that it be remedied, given to the Company by the Trustee or the Issuer, unless (i) the Trustee and the Issuer shall agree in writing to an extension of such time prior to its expiration or (ii) if the breach or failure be such that it can be corrected but not within the applicable period, corrective action is instituted by the Company within the applicable period and diligently pursued until the breach or failure is corrected.

(d) If the Company shall be adjudicated as bankrupt by any court of competent jurisdiction or shall file a voluntary petition in bankruptcy or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due; or if the Company shall consent to the appointment of a receiver or trustee of all or a substantial part of the property subject to the First Mortgage Indenture; or if the Company shall file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, or any other applicable law or statute of the United States of America or of any state thereof; or if the Company shall file a petition to take advantage of any insolvency act; or if, during a period of sixty (60) days following (1) the entry of an order approving a petition of some person other than the Company, seeking reorganization of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or (2) the appointment of a trustee or a receiver of all or a substantial part of the property subject to the First Mortgage Indenture, such order or appointment of a trustee or receiver shall not be vacated or shall not be stayed on appeal or otherwise or shall not have otherwise ceased to continue in effect; or if judgment for the payment of moneys in excess of the sum of $100,000 shall be rendered against the Company and such judgment shall remain unsatisfied and execution thereon shall remain unstayed for a period of sixty (60) days after the entry of such judgment or such judgment shall remain unsatisfied for a period of sixty (60) days after the termination of any stay of execution thereon entered within such sixty (60) day period.

(e) Failure by the Company to pay when due amounts sufficient to pay premium, if any, due on the Bonds.

(f) Failure by the Company to pay or cause to be paid when due amounts sufficient to pay the purchase price of any Bond payable pursuant to Article IV of the Indenture.

(g) The occurrence of an "event of default" under, and as defined in, the First Mortgage Indenture.

The Trustee, as the assignee of the Issuer and as an owner of the First Mortgage Bonds, shall have the remedies provided in the First Mortgage Indenture for owners of bonds issued thereunder upon the happening of any "event of default" as defined in the First Mortgage Indenture.

The foregoing provisions of Section 6.1(c) are subject to the following limitations:

(X) If by reason of force majeure the Company is unable in whole or in part to carry out its agreements on its part herein contained other than the obligations on the part of the Company contained in Sections 4.2, 4.3, 5.3, 5.4, 5.7 and 6.4 hereof the Company shall not be deemed in default during the continuance of such inability. The term "force majeure" as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Illinois or any of their departments, agencies, or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanic eruptions; fires; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accidents to machinery, transmission lines, pipes or canals; partial or entire failure of utilities; failure of suppliers; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

(Y) The Company's failure to observe or perform its obligations and covenants under Section 5.11 hereof shall not constitute a default or event of default under this Agreement unless such failure materially and adversely affects the Project or the Company's ability to perform its obligations under this Agreement (other than under Section 5.11), the Indenture or the First Mortgage Supplemental Indenture.

Section 6.2. Remedies on Default. Upon the occurrence of an event of default described in Section 6.1(a) or Section 6.1(b) hereof, the Trustee, as the Issuer's assignee and as holder of the First Mortgage Bonds, shall have the remedies provided in the First Mortgage Indenture for holders of bonds issued thereunder as set forth in Article X thereof. Any waiver of an event of default under the First Mortgage Indenture which constitutes an event of default under Section 6.1(a) or Section 6.1(b) hereof shall constitute a waiver of an event of default under this Agreement.

Upon the occurrence and continuance of an event of default referred to in Section 6.1 hereof, the Trustee, as assignee of the Issuer, may also take any one or more of the following remedial steps:

(a) by mandamus, or other suit, action or proceeding at law or in equity, enforce all rights of the Issuer, and require the Company to carry out any agreements with or for the benefit of the owners of the Bonds and to perform its duties under this Agreement and the First Mortgage Bonds; and

(b) by action or suit in equity enjoin any acts or things which may be unlawful or in violation of the rights of the Issuer.

Any amounts collected pursuant to action taken under this Section 6.2 shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture), to the Company.

Section 6.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee (as assignee of the Issuer) is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee (as assignee of the Issuer) to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

Section 6.4. Agreement to Pay Attorneys' Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the indebtedness hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Trustee, the Issuer or, if so directed by the Issuer, to the attorneys for the Issuer the reasonable fees of such attorneys and such other expenses so incurred by or on behalf of the Issuer or the Trustee.

Section 6.5. No Additional Waiver Implied by One Waiver; Consents to Waivers. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver shall be effective unless in writing and signed by the party making the waiver. The Issuer shall have no power to waive any default hereunder by the Company without the consent of the Trustee to such waiver. Notwithstanding the foregoing, if, after the acceleration of the maturity of the outstanding Bonds by the Trustee pursuant to Section 902 of the Indenture, all arrears of interest on the outstanding Bonds and interest on overdue installments of interest (to the extent permitted by law) at a rate per annum which is equal to the rate per annum borne by the Bonds in respect of which such default shall have occurred and the principal of and premium (if any) on all Bonds then outstanding which have become due and payable otherwise than by acceleration, and all other sums payable under the Indenture, except the principal of and the interest on such Bonds which by such acceleration shall have become due and payable, shall have been paid, all other things shall have been performed in respect of which there was a default, there shall have been paid the reasonable fees and expenses of the Trustee and of the owners of such Bonds, including reasonable attorneys' fees paid or incurred and such event of default under the Indenture shall be waived by the Trustee with the consequence that under Section 902 of the Indenture such acceleration is rescinded, then the Company's default hereunder shall be deemed to have been waived by the Trustee (as assignee of the Issuer) and no further action in accordance with the Indenture or consent by the Trustee or the Issuer shall be required.

Section 6.6. Rights of the Credit Facility Provider. All rights and remedies given in this Article to the Bondowners to pursue legal remedies shall also extend to the Credit Facility Provider unless a Credit Facility Provider Default (as defined in the Indenture) has occurred and is continuing.

Article VII

Miscellaneous

Section 7.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 5.1 hereof.

Section 7.2. Execution Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument; provided, however, that for purposes of perfecting a lien or security interest in this Agreement by the Trustee, whether under Article 9 of the Uniform Commercial Code of the State of Illinois or otherwise, only the counterpart delivered to, and receipted by, the Trustee shall be deemed the original.

Section 7.3. Amendments, Changes and Modifications. Subsequent to the initial issuance of the Bonds and prior to payment or provision for the payment of the Bonds in full (including interest and premium, if any, thereon) in accordance with the provisions of the Indenture, this Agreement may not be amended, changed, modified, altered or terminated except as provided in Article XIII of the Indenture.

Section 7.4. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 7.5. Amounts Remaining in Bond Fund. Any amounts remaining in the Bond Fund after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), and the fees, charges and expenses of the Issuer and the Trustee and all other amounts required to be paid under this Agreement and the Indenture shall be paid promptly to the Company by the Trustee, except as otherwise provided in Section 609 of the Indenture.

Section 7.6. Notices. All notices, certificates and other communications hereunder shall be sufficiently given and shall be deemed given when mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows: if to the Issuer, at Two Prudential Plaza, 180 N. Stetson Avenue, Suite 2555, Chicago, Illinois  60601, Attention:  Executive Director, with a copy to Two Prudential Plaza, 180 N. Stetson Avenue, Suite 2555, Chicago, Illinois  60601, Attention:  General Counsel; if to the Company, at 130 East Randolph Drive, Chicago, Illinois 60601-6207, Attention: Treasurer; if to the Trustee, at _________________________________, Attention: ______________________________; if to the Credit Facility Provider, to Ambac Assurance Corporation, One State Street Plaza, New York, New York 10004, Attention: General Counsel. A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer or the Company to any of the others shall also be given to the Trustee and the Credit Facility Provider. The Issuer, the Company, the Credit Facility Provider and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 7.7. Assignment. This Agreement may not be assigned by either party without the consent of the other and the Credit Facility Provider, except that the Issuer shall assign to the Trustee its rights under this Agreement as provided in Section 4.5 hereof and the Company may assign its rights hereunder to any transferee or any surviving or resulting corporation pursuant to Section 5.1 hereof or pursuant to Article XIV of the First Mortgage Indenture.

Section 7.8. Further Assurances. The Company agrees and undertakes to perform any and all obligations of the Company and the Issuer under and pursuant to Section 810 of the Indenture.

Section 7.9. Applicable Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Illinois.

Section 7.10. Term of Agreement. This Agreement shall be in full force and effect from the Date of Issue, and shall continue in effect until the payment in full of all principal of, premium, if any, and interest on the Bonds, or provision for the payment thereof shall have been made pursuant to the Indenture, and all fees, charges and expenses of the Issuer, the Trustee and the Credit Facility Provider have been fully paid or provision made for such payment (the payment of which fees, charges, indemnities and expenses shall be evidence by a written certification of the Company that it has fully paid all such fees, charges, indemnities and expenses) and all other amounts due hereunder have been duly paid or provision made for such payment. All representations, certifications and covenants of the Company as to indemnification of the Issuer and to the payment of the fees and expenses of the Issuer as described in Section 5.3 hereof, and all matters affecting the tax-exempt status of the Bonds shall survive termination of this Agreement.

Section 7.11. Delegation of Issuer's Duties. It is agreed that under the terms of this Agreement and also under the terms of the Indenture, the Issuer has delegated certain of its duties hereunder to the Company and the Trustee. The fact of such delegation shall be deemed sufficient compliance by the Issuer to satisfy the duties so delegated and the Issuer will not be liable in any way by reason of acts done or omitted by the Company, an Authorized Company Representative or the Trustee. The Issuer shall have the right at all times to act in reliance upon the authorizations, representations or certificates of an Authorized Company Representative or the Trustee.

Section 7.12. Default by the Issuer - Limited Liability. Notwithstanding any provision or obligation to the contrary contained herein, no provision of this Agreement shall be construed so as to give rise to any pecuniary liability of the Issuer or to a charge upon the general credit of the Issuer and, as such, the liability of the Issuer hereunder shall be limited to its interest in the Project, this Agreement and all other related documents and collateral and the lien of any judgment shall be restricted thereto. In the performance of the agreements of the Issuer herein contained, any obligation it may incur for the payment of money shall not be a debt of the Issuer, nor shall the Issuer be liable on any obligation so incurred. The Issuer does not assume general liability for the repayment of the Bonds or for the costs, fees, penalties, taxes, interest, commissions, charges, insurance or any other payments recited herein, and shall be obligated to pay the same only out of the amounts payable by the Company hereunder. The Issuer shall not be required to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Company if a default shall occur hereunder.

Section 7.13. Liquidity Facility; Additional Insurance and Alternate Credit Facility. (a) On any day which the Bonds bear interest in a Daily Rate Mode, a Weekly Rate Mode, a Quarterly Rate Mode or a Semiannual Rate Mode, the Company may, at its option, provide for the delivery to the Trustee of a Liquidity Facility to provide liquidity support for the Bonds. Any Liquidity Facility must be sufficient to cover the full amount of the purchase price of the Bonds on any tender thereof (with the amount of interest so covered to be determined by the rating agencies then rating the Bonds). Any Liquidity Facility shall be payable to the Trustee for the benefit of the owners of the Bonds and shall have administrative provisions reasonably satisfactory to the Trustee. Simultaneously with the delivery of such Liquidity Facility to the Trustee, the Company shall provide the Trustee with (i) an opinion of Bond Counsel to the effect that the delivery of such Liquidity Facility is authorized under the Indenture, complies with the terms of the Indenture and will not have an adverse effect on the exclusion of the interest on the Bonds from gross income for purposes of federal income taxation and (ii) such other matters or showings as shall be required by the rating agencies then rating the Bonds. The Company hereby covenants and agrees to give the Issuer, the Trustee and the Credit Facility Provider written notice of intention to deliver any such Liquidity Facility at least fifteen (15) Business Days prior to the date on which the Company expects to deliver such Liquidity Facility. Nothing in this Agreement shall be deemed to require the Company to provide for a Liquidity Facility.

(b) If the credit rating assigned to the financial strength of the Credit Facility Provider is withdrawn, suspended or reduced below the two highest financial strength Rating Categories (without regard to subcategories) by any of Fitch, Moody's or S&P, the Company may, at its option, obtain an additional financial guaranty insurance policy to further secure the payment of the principal of and interest on the Bonds when due. The Company shall not direct the Trustee to surrender, cancel, terminate, or amend or modify in any material respect the Credit Facility, or substitute such additional financial guaranty insurance policy for the Credit Facility. The Trustee shall give notice of the receipt of such additional financial guaranty insurance policy to each rating agency then rating the Bonds and the owners of the Bonds. Simultaneously with the delivery of such additional financial guaranty insurance policy to the Trustee, the Company shall provide the Trustee with (i) an opinion of Bond Counsel to the effect that the delivery of such additional financial guaranty insurance policy is authorized under the Indenture, complies with the terms of the Indenture and will not have an adverse affect on the exclusion of the interest on the Bonds from gross income for purposes of federal income taxation and (ii) such other matters or showings as shall be required by the rating agencies then rating the Bonds.

(c) On any day on or after the Initial Term Rate Period, the Company may, at its option, provide for the delivery to the Trustee of an Alternate Credit Facility to provide credit enhancement for the Bonds. An Alternate Credit Facility must be sufficient to cover the full amount of principal and interest on the Bonds (with the amount of interest so covered to be determined by the rating agencies then rating the Bonds). Any Credit Facility shall be payable to the Trustee for the benefit of the owners of the Bonds and shall have administrative provisions reasonably satisfactory to the Trustee. Simultaneously with the delivery of such an Alternate Credit Facility to the Trustee, the Company shall provide the Trustee with (i) an opinion of Bond Counsel to the effect that the delivery of such Alternate Credit Facility is authorized under the Indenture, complies with the terms of the Indenture and will not have an adverse effect on the exclusion of the interest on the Bonds from gross income for purposes of federal income taxation and (ii) such other matters or showings as shall be required by the rating agencies then rating the Bonds. The Company hereby covenants and agrees to give the Issuer, the Trustee, the Credit Facility Provider, if any, and the Remarketing Agent written notice of intention to deliver any such Alternate Credit Facility at least fifteen (15) Business Days prior to the date on which the Company expects to deliver such Alternate Credit Facility. Nothing in this Agreement shall be deemed to require the Company to provide for an Alternate Credit Facility.

In Witness Whereof, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

Illinois Finance Authority

By:	/s/ Ali D. Ata
Its:	Executive Director

(Seal)

Attest:
/s/ Michael Pisarcik
Secretary

The Peoples Gas Light and Coke Company

By:	/s/ Douglas M. Ruschau
Name:	Douglas M. Ruschau
Its:	Vice President and Treasurer

(Seal)

Attest:
By:	/s/ Peter H. Kauffman
Name:	Peter H. Kauffman
Its:	Secretary

All right, title and interest of the Issuer in and to this Agreement, except for the rights of the Issuer to receive notices under this Agreement and the Indenture and the rights of the Issuer under Sections 5.3, 5.4, 5.8 and 6.4 hereof and the rights of the Issuer to enforce the provisions hereof and to receive notices, certificates, requests, requisitions, directions and other communications hereunder, have been assigned and pledged to the Trustee pursuant to the Indenture.